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                                                                  Exhibit 12.01

                         FEDERAL REALTY INVESTMENT TRUST

             Computation of Ratios of Earnings to Fixed Charges and
     Of Ratios of Earnings to Combined Fixed Charges and Preferred Dividends
                                 (in thousands)

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
                                                 9/30         9/30
                                                 2002         2001         2001         2000         1999        1998       1997
                                             -----------  -----------  -----------  -----------  -----------  ----------  ---------
Income before gain on sale of real estate     $ 43,054    $  43,684    $ 59,571    $  56,842    $  55,493     $ 44,960   $  40,129

Add:
    Portion of rents representing interest       1,117        1,089       2,037        1,969        1,619          986         948
    Interest on indebtedness, including
       amortization of debt costs               45,313       52,360      69,313       66,418       61,492       55,125      47,288
                                              --------    ---------    --------    ---------   ----------   ----------   ---------

                Income as adjusted              89,484       97,133     130,921      125,229      118,604      101,071      88,365
                                              ========    =========    ========    =========   ==========   ==========   =========

Fixed Charges:
    Portion of rents representing interest    $  1,117     $  1,089    $  2,037    $   1,969    $   1,619     $    986   $     948
    Interest on indebtedness, including
       Amortization of debt costs               45,313       52,360      69,313       66,418       61,492       55,125      47,288
    Capitalized Interest                        19,412       12,747      17,803       13,249        6,867        5,078       3,649
                                              --------    ---------    --------    ---------   ----------   ----------   ---------

                Fixed charges                   65,842       66,196      89,153       81,636       69,978       61,189      51,885
    Preferred dividend                          14,568        5,963       9,034        7,950        7,950        7,950       1,877
                                              --------    ---------    --------    ---------   ----------   ----------   ---------

                Combined fixed charges and
                     Preferred dividends        80,410       72,159      98,187       89,586       77,928       69,139      53,762
                                              ========    =========    ========    =========   ==========   ==========   =========

Ratio of earnings to fixed charges                 1.4          1.5         1.5x         1.5x         1.7x         1.7x        1.7x

Ratio of earnings to combined fixed charges
    and preferred dividend                         1.1          1.4         1.3x         1.4x         1.5x         1.5x        1.6x



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